EXHIBIT 99.1


[INTELLI-CHECK LOGO]


FOR IMMEDIATE RELEASE

Intelli-Check Contact: Frank Mandelbaum, 516-992-1900
Investor Contact:  Anthony Loumidis, Alexandros Partners, 781-622-1117
                   John Baldissera, BPC Financial Marketing, 800-368-1217 Media Contact: Caroline Grossman, 781-771-5579

         INTELLI-CHECK ANNOUNCES ORDER FROM SIGNIFICANT RETAIL CUSTOMER
          COMPANY EXPECTS TO REPORT RECORD BOOKINGS FOR SECOND QUARTER

WOODBURY, New York (June 8, 2005) - Intelli-Check, Inc. (AMEX:IDN), a leader in advanced identification-document verification systems, today announced that a significant retail customer has licensed Intelli-Check's software technology. Under the terms of the agreement, Intelli-Check is precluded from disclosing the retailer's name and the specific details. Additionally, as a result of the sales booked to date, Intelli-Check expects to report record bookings exceeding $1,000,000 for the quarter ended June 30, 2005.


"This order is proof that our patience and fortitude together with our proprietary technology is beginning to result in increasing sales for the company. We are particularly pleased as it comes on the heels of another significant accomplishment - our Frost & Sullivan 2005 Technology Leadership Award," said Frank Mandelbaum, chairman and chief executive officer. " We believe the demand for our point-of-sale solution is growing because we have demonstrated in head-to-head comparisons that our technology not only provides increased security against identify theft, check, credit card and other economic frauds, but also offers significant productivity enhancements to users."


ABOUT INTELLI-CHECK, INC.

Intelli-Check, Inc. is the acknowledged leader in technology that assures the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. Applications include:

o SECURITY AND ACCESS CONTROL to protect airports, government and commercial buildings, military installations, and other critical sites

o IDENTITY THEFT, COMMERCIAL AND GOVERNMENT FRAUD PREVENTION to help stem the millions of dollars each year in losses from credit card, check-cashing, bank, insurance, healthcare and pharmacy fraud

o AGE VERIFICATION to protect bars and other retail establishments from the potential fines and penalties associated with selling age-restricted products to minors

o PRODUCTIVITY ENHANCEMENT to eliminate inefficiencies and inaccuracies associated with manual data entry

The company has been the national testing laboratory for the American Association of Motor Vehicle Administrators (AAMVA) since 1999 and has access to all the currently encoded driver license formats. For more information, please visit www.intellicheck.com.

INTELLI-CHECK SAFE HARBOR STATEMENT

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect", "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.